Exhibit (c)(5)

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis
S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L
Discussion materials
February 25, 2019 Update
J.P.Morgan

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis
C O N F I D E N T I A L
This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan.
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U G I
J.P.Morgan

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis
C O N F I D E N T I A L
Illustrative APU analysis at various purchase prices
Based on consensus estimates as of 1/23/19 Current counter-proposal
Implied APU unit purchase price     $29.60 $32.00 $33.00 $34.00 $35.00 $41.07
Implied offer premium to APU unit price as of 2/22/19 0% 8% 11% 15% 18% 39%
UGI share price $54.36 $54.36 $54.36 $54.36 $54.36 $54.36
Implied LP equity value     $2,752 $2,976 $3,069 $3,162 $3,255 $3,819
Memo: Purchase price based on public ownership¹     $2,049 $2,215 $2,284 $2,353 $2,423 $2,843
(+) Net debt, pref. stock, and NCI and assumed illustrative GP / IDR value2    3,494 3,494 3,494 3,494 3,494 3,494
Implied transaction value     $6,246 $6,470 $6,563 $6,656 $6,749 $7,313 Memo: Transaction funding
Equity / unit (assuming .500x exchange ratio) $27.18 $27.18 $27.18 $27.18 $27.18 $27.18 Cash / unit     $2.42 $4.82 $5.82 $6.82 $7.82 $13.89
Implied transaction value / EBITDA EBITDA metric
2018A EBITDA $606 10.3x 10.7x 10.8x 11.0x 11.1x 12.1x 2019E EBITDA 629 9.9x 10.3x 10.4x 10.6x 10.7x 11.6x 2020E EBITDA 633 9.9x 10.2x 10.4x 10.5x 10.7x 11.6x
Implied APU unit price / LP DCF / unit DCF / unit metric
2018A LP DCF / unit $3.71 8.0x 8.6x 8.9x 9.2x 9.4x 11.1x 2019E LP DCF / unit 3.78 7.8x 8.5x 8.7x 9.0x 9.2x 10.9x 2020E LP DCF / unit 3.78 7.8x 8.5x 8.7x 9.0x 9.3x 10.9x
Implied APU unit price / EPS EPS metric
2018A EPS $2.353 12.6x 13.6x 14.0x 14.5x 14.9x 17.5x 2019E EPS 2.39 12.4x 13.4x 13.8x 14.2x 14.6x 17.2x 2020E EPS 2.44 12.1x 13.1x 13.5x 13.9x 14.4x 16.8x
Premium / (discount) to:
30-day VWAP $30.09 (2%) 6% 10% 13% 16% 36%
60-day VWAP 28.30    5% 13% 17% 20% 24% 45%
Source: Equity research consensus projections as of 1/23/19; company filings; Bloomberg; Note: Financials based on 9/30 FYE
1 Public ownership of approximately 74%; 2 Assumes GP value of $500mm; non-controlling interest of $32mm and net debt of $2,962mm as per latest Q1’19 filings; 3 Excludes $75mm impairment charge; including impairment results in EPS of $1.54
U G I 1
J.P.Morgan

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis

CONFIDENTIAL

Unlevered IRR calculations

Normal weather scenario per UGI management

All values in $ millions

January 25th, 2019 BoD meeting

Normal weather scenario

- Illustrative IRR modeled on APU purchase price of $33.44 (10% premium to then current APU unit price)
- EBITDA for 2019 to 2021 is consensus
- EBITDA growth = $10/yr. starting in 2022
  - Maintenance + growth capital ~$109/yr.
  - Acquisition capital = $15/yr. starting in 2022
- Unlevered after-tax IRR = 9.95%
- Unlevered after-tax IRR with tax optimization = 11.21%

February 25th, 2019 BoD meeting

Normal weather scenario

- Illustrative IRR modeled on APU purchase price of $33.00 (11% premium to February 22, 2019 APU unit price)
- EBITDA for 2019 to 2021 is consensus
- EBITDA growth = $10/yr. starting in 2022
  - Maintenance + growth capital ~$109/yr.
  - Acquisition capital = $15/yr. starting in 2022
- Unlevered after-tax IRR = 9.74%
- Unlevered after-tax IRR with tax optimization = 11.06%
- Includes estimated transaction costs of $30mm

Source: Internal UGI

UGI

2

J.P.Morgan

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis

CONFIDENTIAL

Illustrative financial impact to UGI

"Balanced allocation" scenario; based on consensus estimates as of 1/23/19

Assumes $33.00 / unit purchase price, 82% equity and 18% debt consideration reflecting a .500x exchange ratio + $5.82 / unit in cash; **assumes 50% excess cash from transaction is reinvested in growth capex at a 7.5x multiple and 50% is used to repurchase shares after repaying APU revolver**


UGI standalone
UGI pro forma
EPS ($ / share)
2018 – 2021E CAGR: 5.5%
$2.74
$2.88
$3.10
$3.21
FY 2018A
FY 2019E
FY 2020E
FY 2021E
2018 – 2021E CAGR: 6.4%
$2.74
$2.90
$3.13
$3.29
Acc / (dil)
0.7%
0.9%
2.5%
CFPS ($ / share)
2018 – 2021E CAGR: 7.0%
$4.64
$4.79
$5.44
$5.68
2018 – 2021E CAGR: 12.2%
$4.64
$5.48
$6.23
$6.54
Acc / (dil)
14.5%
14.5%
15.1%
Dividend per share ($ / share)
2018 – 2021E CAGR: 7.0%
$1.02
$1.12
$1.19
$1.25
2018 – 2021E CAGR: 7.0%
$1.02
$1.12
$1.19
$1.25
Acc / (dil)
0.0%
0.0%
0.0%
Net debt / LTM EBITDA
2.7x
2.7x
2.7x
2.6x
2.7x
2.9x
2.7x
2.6x

Source: Company filings; Equity research consensus projections as of 1/23/19
Note: CFPS based on deconsolidated cash flow from operations plus APU distributions paid to UGI; Assumes only 50% of reinvestment EBITDA in year one

UGI
3

J.P.Morgan

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis
C O N F I D E N T I A L
Financial impact to UGI based on various premiums
“Balanced allocation” scenario; based on consensus estimates as of 1/23/19 Current counter-proposal
Assumes UGI issues 34.6 million shares to APU unitholders (.500x exchange ratio with remaining portion funded with cash)
APU unit purchase price $32.00 $33.00 $34.00 $35.00 $41.07
Implied offer premium to APU unit price as of 2/22/19 8% 11% 15% 18% 39% Memo: UGI share price as of 2/22/19 $54.36 $54.36 54.36 54.36 54.36
Transaction funding ($mm)
Equity $1,881 $1,881 $1,881 $1,881 $1,881
Memo: $ / unit $27.18 $27.18 $27.18 $27.18 $27.18
Debt / cash $334 $403 $472 $541 $961
Memo: $ / unit $4.82 $5.82 $6.82 $7.82 $13.89
Consideration mix
% equity 85% 82% 80% 78% 66% % debt / cash 15% 18% 20% 22% 34%
EPS accretion / (dilution)
2019E 1.2% 0.7% 0.2% (0.3%) (3.4%) 2020E 1.4% 0.9% 0.4% (0.1%) (3.0%) 2021E 3.0% 2.5% 2.0% 1.5% (1.5%)
CFPS accretion / (dilution)
2019E 14.8% 14.5% 14.2% 13.9% 12.0% 2020E 14.8% 14.5% 14.2% 13.9% 12.1% 2021E 15.4% 15.1% 14.8% 14.5% 12.5%
Net debt / LTM EBITDA
2019E 2.8x 2.9x 2.9x 3.0x 3.2x 2020E 2.6x 2.7x 2.7x 2.8x 3.0x 2021E 2.5x 2.6x 2.6x 2.7x 2.9x
Source: Company filings; Equity research consensus projections as of 1/23/19
U G I 4
J.P.Morgan

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis
C O N F I D E N T I A L
Summary conclusions
∎ On January 28, UGI submitted a proposal to purchase the common units of AmeriGas Partners, L.P. (APU) held by the public at a fixed exchange ratio of 0.500 UGI shares per APU unit plus a fixed amount of cash equal to $4.03 cash per APU unit, representing a value of $32.00 per APU unit based on UGI’s closing stock price of $55.95 on January 25.
∎ On February 21, APU submitted a counter proposal consisting of 0.500 UGI shares per APU unit plus $13.94 cash per APU unit, valued at
$41.07 based on a 30-day VWAP for UGI of $54.26
∎ UGI Management requests authority to revise its proposal to the AmeriGas Special Committee for the acquisition, through a wholly owned subsidiary, of all of the common units of APU held by the public at a fixed exchange ratio of 0.500 UGI shares per APU unit plus a fixed amount of cash up to $6.82 per APU unit, representing a value of $34.00 per APU unit based on UGI’s closing stock price of $54.36 on February 22.
U G I 5
J.P.Morgan